MMC ENERGY, INC.
26 Broadway
Suite 960
New York, NY 10004
(212) 977-0900

MMC ENERGY, INC. ANNOUNCES CLOSING THE SALE OF ITS POWER GENERATING OPERATIONS

New York- September 23, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced today that it has closed the sale of its Chula Vista and Escondido electric generating facilities and certain other assets for $4,865,500 to affiliates of Wellhead Electric Company, Inc.   The sale represents the conclusion of a process to sell substantially all of the Company’s remaining operating assets. MMC Energy had previously announced the sale of its two GE LM6000 PC Sprint turbines for $26.65 million to a subsidiary of Pro Energy. That sale is expected to close no later than October 7, 2009.

These asset sales are key steps in the contemplated liquidation plan of the Company which plan was overwhelmingly approved at a shareholders’ meeting held on September 14, 2009 seeking such approval.

“While we are disappointed that our original strategy did not succeed, we appreciate the support of the vast majority of our shareholders in the resulting decision to liquidate the Company,” noted Michael Hamilton, CEO.   “The asset sale follows an extensive review of a range of strategic alternatives for the Company, including our continuing as an independent entity and exploring mergers and acquisitions.”

Upon the closing of the sale of our two remaining GE turbines to a subsidiary of Pro Energy, we anticipate immediately making the first of at least two liquidating dividend payments to shareholders. We anticipate that the initial dividend payment will be made to shareholders no later than mid-October. We intend to make a second liquidating dividend payment to shareholders before the end of the year, after satisfying or reserving for liabilities and contingencies.

Coincident with closing the turbine sale, we anticipate de-listing from the NASDAQ Global Market and to terminate our reporting requirements under the Securities Exchange Act of 1934.

About MMC Energy, Inc.:

The Company is currently liquidating its electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including the Company's ability to consummate the sale of assets to Wellhead and Pro Energy and the amount of proceeds ultimately available to the Company. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company's Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 977-0900
          www.mmcenergy.com